Exhibit 21(b)
PPL Electric Utilities Corporation
Subsidiaries of the Registrant
As of December 31, 2001

Company Name Business Conducted under Same Name	State or Jurisdiction of Incorporation/Formation

PPL Transition Bond Company, LLC	Delaware